Exhibit 99.1

Investor Contact:

JD Alexander

Chief Executive Officer and President

239-226-2000

Alico, Inc. Announces First Quarter Results of Fiscal Year 2012

Gross Profit Increased 122.3% Quarter-Over-Quarter

Fort Myers, FL, February 9, 2012 – Alico, Inc. (NASDAQ: ALCO) (“Alico”), a land management company, today announced financial results for its fiscal year 2012 first quarter that ended December 31, 2011.

Fiscal Year 2012 First Quarter Results

For the first quarter of fiscal year 2012, total operating revenue was $26.1 million as compared to $16.6 million for the first quarter of fiscal year 2011, an increase of 57.2%. Agricultural revenue was $25.4 million in the first quarter of fiscal 2012 as compared to $15.9 million in the first quarter of fiscal 2011, an increase of 59.7%.

Historically, the Company’s agricultural operations have been seasonal in nature with the least amount of revenue being generated in the first and fourth fiscal quarters, while increasing in the second quarter and peaking in the third quarter. First quarter fiscal year 2012 agricultural revenue included $18.9 million in citrus revenues compared to $12.0 million in the same period of fiscal year 2011; the increase of $6.9 million or 57.5% was primarily a result of an earlier start to the harvest season and a 15% increase in early and mid-season crop production. Sugarcane revenue was $6.1 million for the first quarter of fiscal year 2012 as compared to $3.7 million during the same period of fiscal year 2011, an increase of $2.4 million or 64.9%, primarily due to an increase in acres harvested as a result of approximately 4,000 additional acres planted in fiscal year 2011.

Total operating expenses for the first quarter of fiscal year 2012 were $20.5 million compared to $14.1 million for the first quarter of fiscal year 2011. Operating expenses increased quarter-over-quarter as a result of harvesting our citrus crop earlier than the previous fiscal year. Gross profit for the first quarter of fiscal year 2012 was $5.5 million compared to $2.5 million for the first quarter of fiscal year 2011, an increase of 122.3%.

EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization) for the first quarter of fiscal year 2012 was $5.5 million as compared to EBITDA of $2.0 million for the first quarter of fiscal year 2011. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release. The increase of $3.5 million in EBITDA quarter-over-quarter is primarily due to pre-tax income of $3.2 million generated in the first quarter of fiscal year of 2012 as compared to a pre-tax loss of $0.2 million in the same period of fiscal year 2011.

Net income applicable to common stock for the first quarter of fiscal 2012 was $1.9 million, or $0.26 per share, compared to a net loss of $0.1 million, or $(0.01) per share, in the first quarter of fiscal 2011. On December 15, 2011, the Board of Directors of Alico declared a cash dividend of $0.04 per share on its outstanding common stock which was paid on January 17, 2012, to shareholders of record as of December 30, 2011.

Balance Sheet and Liquidity

The Company had working capital of $21.2 million at December 31, 2011, as compared to $17.4 million at September 30, 2011. Cash used in operating activities was $(0.2) million during the first fiscal quarter of 2012 as compared to $(0.9) million during the first fiscal quarter of 2011. Availability under the revolving line of credit was $40.9 million at December 31, 2011 as compared to $29.0 million at December 31, 2010. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops. As operating cash flows typically improve during the fiscal year, the Company plans to apply such cash flows towards reducing debt and other strategic capital expenditures.

JD Alexander, Alico’s President and Chief Executive Officer, stated “We continued to make significant progress in the first quarter of fiscal year 2012 as we increased our operating revenues by $9.5 million, net income by $2.0 million and generated EBITDA of $5.5 million for the quarter.”

Mr. Alexander concluded, “Our first quarter results from citrus operations were exceptional. While we harvested approximately 37% of our early and mid-season crop in the first quarter as compared to 29% in the prior year, we also experienced a significant increase in production of our early and mid-season crop of approximately 15% over the prior year. We anticipate this increase in production to continue throughout the remainder of the early and mid-season harvest season. Additionally, we anticipate the overall citrus crop production of all varieties for the 2012 fiscal year to be at least 8% greater than the prior year. The increase of citrus crop production is the result of better production practices with minimal increase in corresponding costs. With these improvements taking place across all citrus operations, and the continued expansion of our sugarcane acreage, we remain optimistic about our future outlook and our position in the marketplace.”

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

(dollars in thousands)	Quarter ended December 31
	2011	2010
Net income (loss)	$1,933	$(93)
Total interest expense, net	469	504
Income taxes	1,231	(57)
Depreciation and amortization	1,896	1,626

EBITDA	$5,529	$1,980

ALICO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	September 30, 2011
	(unaudited)
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$667	$1,336
Investments	750	989
Accounts receivable, net	10,510	2,928
Federal income tax receivable	329	699
Inventories	20,831	22,373
Other current assets	749	856

Total current assets	33,836	29,181

Mortgages and notes receivable, net of current portion	69	75
Investment in Magnolia Fund	10,281	10,283
Investments, deposits and other non-current assets	2,095	2,220
Deferred tax asset, net of current portion	8,672	8,672
Cash surrender value of life insurance	823	824
Property, buildings and equipment, net	131,119	128,780

Total assets	$186,895	$180,035

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,358	$2,946
Long-term debt, current portion	3,275	3,279
Accrued expenses	1,406	1,719
Dividend payable	294	882
Accrued ad valorem taxes	5	1,938
Other current liabilities	1,251	1,063

Total current liabilities	12,589	11,827

Long-term debt, net of current portion	58,194	53,879
Deferred retirement benefits, net of current portion	3,698	3,667

Total liabilities	74,481	69,373

Commitments and contingencies

Stockholders’ equity:
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 and 7,377,106 shares issued and 7,349,410 and 7,342,513 shares outstanding at December 31, 2011 and September 30, 2011, respectively	7,377	7,377
Additional paid in capital	9,145	9,212
Treasury stock at cost, 27,696 and 34,593 shares held at December 31, 2011 and September 30, 2011, respectively	(682)	(862)
Retained earnings	96,574	94,935

Total stockholders’ equity	112,414	110,662

Total liabilities and stockholders’ equity	$186,895	$180,035

ALICO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31
	2011	2010
	(unaudited)
	(Dollars in thousands, except per share amounts)
Operating revenues:
Agricultural operations	$25,382	$15,903
Non-agricultural operations	694	652
Real estate operations	—	—

Total operating revenue	26,076	16,555

Operating expenses:
Agricultural operations	20,141	13,587
Non-agricultural operations	267	325
Real estate operations	125	150

Total operating expenses	20,533	14,062

Gross profit	5,543	2,493
Corporate general and administrative	2,019	2,011

Income from operations	3,524	482
Other (expenses) income:
Interest and investment income (loss), net	108	(142)
Interest expense	(469)	(504)
Other income, net	1	14

Total other (expenses) income	(360)	(632)

Income (loss) before income tax expense	3,164	(150)
Income tax expense (benefit)	1,231	(57)

Net income (loss)	1,933	(93)

Weighted-average number of shares outstanding:
Basic	7,354	7,370

Diluted	7,354	7,370

Earnings (loss) per common share amounts:
Basic	$0.26	$(0.01)

Diluted	$0.26	$(0.01)

Cash dividends declared per common share	$0.04	$0.00